Exhibit 107

Calculation of Filing Fee Tables

           S-1

(Form Type)

                Cheetah Net Supply Chain Service Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security	Security	Fee	Amount	Proposed	Proposed	Fee Rate	Amount of
	Type	Class	Calculation	Registered	Maximum	Maximum		Registration
		Title	or Carry		Offering	Aggregate		Fee
			Forward		Price Per	Offering
			Rule		Unit	Price(1)
Fees to Be Paid	Equity	Class A common stock, par value $0.0001 per share(2)	Rule 457(a)	10,000,000	$2.11	$21,100,000	0.00014760	$3,114.36
	Equity	Class A common stock, par value $0.0001 per share(2)	Rule 457(c)	1,272,329(3)	$1.79(4)	$2,277,468.91	0.00014760	$336.16
	Total Offering Amounts					$23,377,468.91		$3,450.52
	Total Fees Previously Paid							$1,180.80
	Total Fee Offset							$0
	Net Fee Due							$2,269.72

(1)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	In accordance with Rule 416, the Registrant is also registering an indeterminate number of additional shares of Class A common stock that shall be issuable after the date hereof as a result of stock splits, stock dividends, or similar transactions.

(3)	This registration statement also covers the resale by a selling stockholder of up to 1,272,329 shares of Class A common stock previously issued to the selling stockholder as named in the registration statement.

(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act, based upon the average of the high ($1.85) and low ($1.73) prices of the Class A common stock as reported on the Nasdaq Capital Market on March 25, 2024, which is a date within five business days prior to the filing date of this registration statement.